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Exhibit 5.16

CONSENT OF KNIGHT PIESOLD

        The undersigned hereby consents to the use of "Knight Piesold" and references to the following reports and documents, in the registration statement on Form F-10 of Banro Corporation (the "Company") being filed with the United States Securities and Exchange Commission and the incorporation of such reports by reference as an exhibit to the registration statement:

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  The press dated July 7, 2008 release entitled "Banro's Pre-Feasibility Study of its Twangiza Gold Project Indicates Gold Production of 2.3 Million Ounces at Average Operating Cash Costs of US$ 345/oz During 12 Years of Operation.

KNIGHT PIESOLD LTD.
Date: September 2, 2008
/s/ JEREMY P. HAILE By: Jeremy P. Haile, P.Eng. Title: President

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  Exhibit 5.16
CONSENT OF KNIGHT PIESOLD